FOR IMMEDIATE RELEASE
October 17, 1996; 8:00 am EST

Contact:  Stephen R. Baker
          Executive Vice President, Chief Operating Officer
          (201) 525-5955



                 MULTICARE REPORTS STRONG THIRD QUARTER RESULTS

HACKENSACK, NJ, October 17, 1996 -- The Multicare Companies, Inc. (NYSE: MUL) today announced revenues for the third quarter ended September 30, 1996 increased 48.4% to $134.9 million from $90.9 million in the same period of 1995. Income from operations rose 39.5% to $18.8 million from $13.4 million in the comparable period of 1995. Net income increased to $7.4 million or $.26 per share on a fully diluted basis as compared with $5.8 million or $.22 per share for the same quarter a year ago.

Revenues for the nine month period increased 49.8% to $386.9 million from $258.3 million during the corresponding period of 1995. Income from operations rose 34.9% to $51.8 million from $38.4 million, while income before extraordinary item increased to $20.4 million or $.71 per share on a fully diluted basis compared with $16.1 million or $.61 per share in the similar period last year.

Specialty medical service revenues accounted for 39% of net revenues in the third quarter of 1996 compared to 41% of net revenues in the comparable period of 1995. Specialty medical services include pharmacy operations, subacute care, rehabilitative therapies, medical supplies and other ancillary businesses. The Company's quality mix of non-Medicaid patient revenues was 64% in the third quarter of 1996 compared to 68 % in the similar period last year. The 1996 percentages reflect the impact of certain of the Company's recent acquisitions which historically have generated lower revenues in these areas. Occupancy rates remained stable at 92% for the third quarters of 1996 and 1995.

Multicare, founded in 1984, is a leading provider of high quality long-term care and specialty medical services. Upon completion of the pending ADS acquisition, Multicare will own, lease or manage over 150 long-term care facilities with more than 15,000 beds in 11 states. Multicare also owns and operates a number of ancillary health care businesses, including a significant institutional pharmacy business. The Company's long-term care services include skilled nursing care, subacute care, assisted living, home health care and related support activities traditionally provided in long-term care facilities.

Certain of the matters discussed in this press release contain forward-looking statements that involve risk and uncertainties. Although Multicare believes that the assumptions accompanying such forward-looking statements are reasonable, it cannot give any assurance that expected results will occur. A significant variation between actual results and any of such assumptions may cause actual results to differ materially from expectations. Reference should be made to Multicare's Form 10-K for the year ended December 31, 1995 for more specific information concerning such risks and assumptions.

                          THE MULTICARE COMPANIES, INC.
                                AND SUBSIDIARIES

                      Consolidated Statements of Operations

                      (In thousands, except per share data)
                                        1995     1996      1995      1996

Net revenues                          $ 90,948   134,944   258,253   386,890

Expenses:
Operating expenses                      69,534   104,130   197,230   300,368
Corporate, general and administrative   4,451    6,214     12,713    18,627
Depreciation and amortization           3,520    5,841     9,865     16,048
     Total expenses                     77,505   116,185   219,808   335,043

     Income from operations             13,443   18,759    38,445    51,847

Other income (expense):
Investment income                       824      212       1,749     425
Interest expense                        (4,879)  (7,075)   (14,000)  (19,372)
     Total other income (expense)       (4,055)  (6,863)   (12,251)  (18,947)

     Income before income taxes
     and extraordinary item             9,388    11,896    26,194    32,900

Income tax expense                      3,608    4,478     10,056    12,505
     Income before extraordinary item   5,780    7,418     16,138    20,395
Extraordinary item - loss on
     extinguishment of  debt, net
     of tax benefit                     ---      ---        ---      1,481

       Net income                     $ 5,780    7,418      16,138   18,914

Income per common share assuming full dilution:

Income before extraordinary item      $ .22      .26        .61      .71

Net income                            $ .22      .26        .61      .67
Weighted average number of
 common shares outstanding
 assuming full dilution                 26,515   32,774     26,511   32,748